Exhibit 10.1

September 13, 2005

Mr. Thomas Hess, CPA

Dear Mr. Hess:

On behalf of Adolor Corporation (the “Company”), we would like to offer you the position of Vice President, Finance and Chief Financial Officer reporting directly to Michael Dougherty, Senior Vice President and Chief Operating Officer. This offer is contingent upon our receipt of employment and education references that meet our standards of acceptability as well as:

a)	The completion of a satisfactory criminal and credit background check (in compliance with the Fair Credit Reporting Act)

b)	The completion of a successful pre-employment drug screening. The drug test must be completed within 5 days of the employment letter date. Please visit www.questdiagnostics.com for directions and contact information for the local Quest Diagnostics Patient Service Centers in your area. Please call to schedule an appointment for your drug screen and bring the enclosed Custody and Control Form with you to your appointment.

c)	Successful verification of your signed certification that you are not an Ineligible Person as defined in the Adolor Corporation Certification List of Parties Excluded From Federal Programs.

In this position, you will receive a base salary of $16,250 per month, the equivalent of $195,000 on an annual basis, subject to the normal payroll withholding taxes in accordance with the Company’s customary practices. Adolor’s current pay practice is to make direct payroll deposits on alternate Fridays.

Benefits

As a full time employee, you will be eligible to participate in the Company’s employee benefit programs. Currently these benefits include:

•	Medical, prescription, and vision benefits through Blue Cross/Blue Shield’s Personal Choice plan or Keystone plan, and dental insurance coverage through MetLife. As is the current practice in our industry, we ask that employees contribute a portion of the medical and dental insurance premiums. Your medical and dental insurance will be effective on the first day of the month following your start date.

•	Short Term Disability and Long Term Disability insurance, at no cost to you. These benefits are effective the first day of your employment.

•	A company paid term life insurance plan equivalent to twice your annual salary up to a maximum of $400,000, at no cost to you. This benefit is effective the first day of your employment.

•	A 401(k) Retirement Savings Plan is available through The Principal Life Insurance Company to all employees on the first day of the month following enrollment and once you meet the plan requirements. The 401(k) Plan is provided to help you prepare for your retirement through pre-tax savings. The Company will make matching contributions to your 401(k) account according to the plan provisions.

•	Twenty (20) days of vacation on an annual basis. Every month you will accrue one twelfth of your annual vacation amount for use throughout the year. As a new hire, your vacation accrual will be pro-rated your first year based on your hire date.

•	Eight (8) company holidays, and two (2) floating holidays per calendar year that can be scheduled by you. You will be eligible for all company holidays that follow your start date.

•	Access to an Employee Resource Program for you and your eligible dependents.

You should be aware that benefits are subject to change at the discretion of the Company.

Incentive Compensation

You may also be eligible to participate in the Adolor Corporation Incentive Compensation Plan in the 2005 Performance Year; a copy of the Plan is attached. Bonuses are discretionary, and are subject to the approval of the Board of Directors. Your annual bonus target will be 25% of your base salary based on your performance against individual objectives and the achievement of company milestones. Your incentive bonus payment for the 2005 performance year will be pro-rated 50%. These bonus payments are currently paid out shortly following year-end and you must be employed by the company to receive any bonus.

Annual Performance Review

Your individual performance will be evaluated during our 2005 annual review process. Currently, our annual review process takes place at the end of each calendar year, followed by the merit increase process in January. You will receive a review during our 2005 Performance Review cycle, which may include a review of your cash compensation and stock options. As a new hire, your merit increase may be pro-rated your first year based on your hire date.

Stock Option Program

Upon joining the Company, you will have the opportunity to participate in the Company’s stock option program. Subject to the approval of the Compensation Committee, you will be offered an option to purchase 50,000 shares of Adolor’s common stock. These options will be subject to the terms of Adolor Corporation’s 2003 Stock-Based Incentive Compensation Plan (“Plan”). A copy of the Plan is attached for your reference. The options will be Incentive Stock Options to the maximum extent available under tax regulations and your right to purchase the stock (exercise a portion of the option) will vest in equal monthly amounts over a 48-month period commencing on your start date, subject to an initial three month waiting period.

At the time of the annual review, if your performance is satisfactory or better, you will be considered for additional discretionary option grants.

Adolor Stock

Please note that under Adolor’s Policy concerning Trading in Securities and Conflicts of Interest (Policy #LGL002) employees are not permitted to purchase or sell shares of Adolor stock without written pre-approval from the office of the General Counsel.

Severance Agreement

You will be eligible to participate in the Adolor Corporation Executive Severance Pay Program. Please refer to the enclosed Executive Severance Pay Program document for the terms and conditions governing this Program. Any payments under this Program would be subject to your signing a general release in form and substance acceptable to the Company.

Miscellaneous Items

You will receive a Company laptop and either a Blackberry or a Company cell phone that is paid monthly by Adolor with the understanding that you comply with the Company Policy regarding its use.

Conditions of Employment

As a condition of employment with the company, which you understand to be at-will employment, we require that you sign the enclosed Employee Noncompetition, Nondisclosure and Development Agreement and return it to me. This offer will expire at 5:00 p.m. on Tuesday September 20, 2005 unless you accept it prior to that time. If you wish to accept this offer based on the terms defined in this letter, please call me at 484-595-1975. Please sign, date, and return the enclosed copy together with the signed Employee Noncompetition, Nondisclosure and Development Agreement in the envelope enclosed. Please do not fax either of these documents to Adolor.

Mr. Hess, we sincerely hope that you will accept our offer and we are eager to have you join Adolor Corporation. We would anticipate, if you accept our offer, that your employment would begin on a mutually agreed upon date on or before October 31, 2005. We are looking forward to working with you and supporting you in your work so that your contributions lead the Company to even greater future success.

Please feel free to call me if you have any questions about this offer or any other aspect of Adolor.

Sincerely,

/s/ ALEXANDER A. DIGIACOMO
Alexander A. DiGiacomo
Associate Director, Human Resources

I acknowledge receipt of this offer and understand that I will be an at-will employee and that this offer letter does not constitute an employment contract.

/s/ THOMAS HESS	9-16-05
Signature	Date

Please provide the following information for Human Resources Use ONLY

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Social Security #	Middle Initial	Anticipated Start Date